CUSIP# 138 748 108
Trading Symbol: OTC BB CWPC
NEWS RELEASE

FOR RELEASE: August 15, 2006

CanWest Petroleum announces closing of combination with Oilsands Quest

Calgary, Alberta -- CanWest Petroleum Corporation (OTC BB: CWPC) announced today that it has completed its combination transaction (the "Combination") with its subsidiary, Oilsands Quest Inc. As a result of the Combination, which was approved by the Oilsands Quest minority shareholders earlier today, CanWest Petroleum now owns 100 percent of the common voting equity shares of Oilsands Quest.

Each common share of Oilsands Quest held by other shareholders was exchanged for 8.23 exchangeable shares of Oilsands Quest (the "Exchangeable Shares"), resulting in the issuance of 76,504,302 Exchangeable Shares on a fully diluted basis. The rights, privileges and restrictions governing the Exchangeable Shares provide that each whole Exchangeable Share may be exchanged for one CanWest Petroleum common share. Through a voting trust arrangement, the holders of Exchangeable Shares are entitled to vote at all meetings of holders of common stock of CanWest Petroleum. Following the Combination, CanWest Petroleum currently has approximately 179,568,196 issued and outstanding common shares (including common shares underlying 57,349,388 Exchangeable shares) and, on a fully diluted basis, 232,165,234 common shares.

As part of the Combination, the following events occurred:

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The board of directors of CanWest Petroleum was reorganized and is now comprised of T. Murray Wilson (Executive Chairman), Christopher H. Hopkins, Ronald Phillips, Thomas Milne, William Scott Thompson and Gordon Tallman. The officers of the Corporation are now T. Murray Wilson, Executive Chairman; Christopher H. Hopkins, President and Chief Executive Officer; Karim Hirji, Chief Financial Officer; and Errin Kimball, Vice-President, Exploration.

•
CanWest Petroleum became a reporting issuer in Alberta as of August 11, 2006, and on August 14, 2006, filed on SEDAR (www.sedar.com) its annual filings under National Instrument 51-101 for the year-ended April 30, 2006, comprised of Form 51-101F1 (statement of bitumen exploration activities and other information) and Form 51-101F3 (report of management and directors). As CanWest Petroleum has not attributed any reserves to its properties, it has not filed a Form 51-101F2 (report of independent qualified reserves evaluator or auditor). These filings are also available on CanWest Petroleum's website (www.canwestpetroleum.com). In an earlier news release dated July 6, 2006, the company's management released its estimate of resources which are to be further reported upon by independent third-party estimate.

CanWest Petroleum has applied for a listing on a senior U.S. exchange. In addition, the company intends to seek shareholder approval to change its name to Oilsands Quest Inc. or a similar name at its upcoming annual shareholder meeting to be held this fall.

Commenting on the Combination, Executive Chairman, T. Murray Wilson, said, "This is a pivotal step in the reorganization of CanWest Petroleum. The combined team is looking forward to capitalizing on the many strengths of both companies." Christopher H. Hopkins, President & CEO, added, "We are very pleased with the Combination and welcome the opportunity to work with all stakeholders."

With respect to the Combination, TD Securities Inc. acted as financial advisor to CanWest Petroleum, and CIBC World Markets Inc. acted as financial advisor to Oilsands Quest. Genuity Capital Markets provided the independent committee of the board of directors of Oilsands Quest with its opinion that the consideration to be received by the shareholders of Oilsands Quest upon completion of the Combination was fair from a financial point of view to the shareholders of Oilsands Quest.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies' operations, markets, products and prices, and including other factors discussed in CanWest Petroleum Corporation's various filings with the Securities and Exchange Commission.

For more information:

Institutional investors, contact The Buick Group
Toll Free Office Email	1-877-748-0914 416-915-0915 jbuick@buickgroup.com

Retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free Office Email	1-800-299-7823 403-232-6251 investorrelations@hedlinlauder.com